EXHIBIT 10.2

Date: 30 November 2016

AFFIMED N.V. as guarantor SILICON VALLEY BANK as bank

Deed of Guarantee and Indemnity

Fieldfisher Riverbank House 2 Swan Lane London EC4R 3TT

Contents

No.	Heading	Page
1. Definitions and interpretation	1
2. Guarantee and indemnity	2
3. Nature of guarantee	2
4. Representations and warranties	3
5. Affirmative Covenants	6
6. Negative Covenants	10
7. Interest	11
8. Opening of new accounts	12
9. No discharge of Guarantor	12
10. Guarantor intent	13
11. Reinstatement	13
12. Deferral of Guarantor's Rights	13
13. Suspense account	14
14. Other means of payment	14
15. Expenses	14
16. Tax gross-up	15
17. Miscellaneous	15
18. Benefit of this Deed	17
19. Notices	17
20. Governing law and jurisdiction	18

THIS DEED OF GUARANTEE AND INDEMNITY is made the 30th day of November 2016

BETWEEN:

(1)	AFFIMED N.V. (the "Guarantor") a public company (naamloze vennootschap) incorporated in the Netherlands, having Dutch Trade Register number 60673389 and whose statutory seat is in Amsterdam and whose registered address is at Im Neuenheimer Feld 582, 69120, Heidelberg, Germany; and

(2)	SILICON VALLEY BANK (the "Bank") a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054.

IT IS AGREED as follows:

1.	Definitions and interpretation

1.1	Definitions

In this Deed:

"Borrower" means Affimed GmbH, a limited liability company, incorporated under the laws of Germany registered with the Commercial Register of the local court of Mannheim under registration number HRB 721206 and whose registered office is at Im Neuenheimer Feld 582, 69120, Heidelberg;

"Loan Agreement" means a loan agreement dated on or about the date of this Deed and made between the Borrower and the Bank; and

"Insolvency" includes any form of insolvency, bankruptcy, liquidation, receivership, administration, suspension of payments or arrangement or composition with creditors under any corporate or insolvency law of any country (including but not limited to the filing of a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990)).

1.2	Construction

(a)	This Deed is a Loan Document.

(b)	The provisions of Clauses 13.1 (Definitions) (to the extent such words or terms are not otherwise defined in this Deed), 13.2 (Interpretation) and 13.3 (Dutch terms) of the Loan Agreement shall be deemed to be incorporated into this Deed.

(c)	Any reference in this Deed to:

(i)	this "Deed", the "Loan Agreement", any "Loan Document" or any other agreement or instrument is a reference to this Deed, the Loan Agreement, such Loan Document or such other agreement or instrument as the same may have been, or may from time to time be, amended, varied, supplemented, novated, extended or restated;

(ii)	the "Bank" or the "Guarantor" or any other person includes its respective successors in title, permitted assigns and/or permitted transferees;

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(iii)	a "person" includes any individual, firm, company (including but not limited to a legal person within the meaning of articles 2:1 to 2:3 inclusive of the Dutch Civil Code), corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership (including but not limited to a general partnership (vennootschap onder firma), a limited partnership (commanditaire vennootschap), a partnership (maatschap)), or other entity (whether or not having a separate legal personality);

(iv)	a provision of law is a reference to that provision as amended or re-enacted and includes any subordinate legislation; and

(v)	words in the singular include the plural and vice versa and words in one gender include any other gender.

(d)	A person who is not a party to this Deed has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.

2.	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to the Bank punctual performance by the Borrower of its obligations and liabilities under or in connection with the Loan Documents;

(b)	undertakes with the Bank that whenever the Borrower does not pay any amount when due under or in connection with any Loan Document, the Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

(c)	agrees with the Bank, as an independent and primary obligation, to indemnify the Bank immediately on demand against any cost, loss or liability suffered by the Bank if any obligation or liability guaranteed by it is or becomes, for any reason, unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Bank would otherwise have been entitled to recover, provided that any guarantee in this Deed does not apply to any liability to the extent that it would result in such guarantee constituting unlawful financial assistance within the meaning of article 2:98c of the Dutch Civil Code or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Guarantor.

3.	Nature of guarantee

3.1	Continuing security

This Deed is a continuing guarantee and indemnity and will extend to the ultimate balance of sums payable by the Borrower under the Loan Documents, regardless of any intermediate discharge or payment in whole or in part.

3.2	Demands

No demand made by the Bank under this Deed shall restrict the right of the Bank to make further or other demands.

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3.3	No termination by Guarantor

The Guarantor will have no right to terminate its obligations under this Deed and any such rights are excluded.

4.	Representations and warranties

The Guarantor makes the representations and warranties set out in this Clause 4 to the Bank on the date of this Deed.

4.1	Due Incorporation and Authorisation; Power and Authority

Guarantor is a public company (naamloze vennootschap), duly incorporated and validly existing under the laws of the Netherlands and has the power to carry on its business as it is now being conducted and to own its property and other assets. In connection with this Deed, Guarantor has delivered to Bank a Perfection Certificate. Guarantor represents and warrants to Bank that: (a) Guarantor's exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; and (b) Guarantor is an organisation of the type, and is incorporated in the jurisdiction, set out in the Perfection Certificate; and (c) the Perfection Certificate accurately sets out Guarantor's registered number or accurately states that Guarantor has none; and (d) the Perfection Certificate accurately sets out Guarantor's place of business and its registered office as well as Guarantor's postal address if different from its registered office, and (e) all other information set out in the Perfection Certificate pertaining to Guarantor and each of its Subsidiaries is accurate and complete (it being understood and agreed that Guarantor may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Deed).

The execution, delivery and performance of this Deed and the other Loan Documents to which Guarantor is a party are within the corporate powers of Guarantor, have been duly authorised by all necessary corporate and other action and do not and will not conflict with (i) any law or regulation applicable to it; (ii) the constitutional documents of Guarantor or any other organisational documents; (iii) any agreement or instrument binding on Guarantor or (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) other than the filing with the competent Dutch tax authorities or (v) constitute an event of default under any material agreement by which Guarantor is bound. Guarantor is not in default under any agreement to which it is a party or by which it or its assets are bound in which the default could reasonably be expected to have a material adverse effect on Guarantor's business.

4.2	Collateral

Guarantor has good title to the Collateral, free of Liens except Permitted Liens. Guarantor has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Guarantor has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Clause 6.5 (Encumbrance).

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Guarantor is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licences granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) Intellectual Property licensed to Guarantor and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Guarantor's business is valid and enforceable, and no part of the Intellectual Property which Guarantor owns or purports to own and which is material to Guarantor's business has been adjudged invalid or unenforceable, in whole or in part. To the best of Guarantor's knowledge, no claim has been made that any part of the Intellectual Property infringes the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Guarantor's business.

Except as noted on the Perfection Certificate, Guarantor is not a party to, nor is it bound by, any Restricted Licence.

4.3	Litigation

Other than as disclosed in writing by the Borrower (i) on or prior to the date of this Deed as set out in Exhibit D to the Loan Agreement, (ii) after the date of this Deed (1) prior to any drawdown by the Borrower of Tranche 2 and (2) in any Compliance Certificate delivered to the Bank after the date of this Deed by the Borrower under the Loan Agreement, there are no actions or proceedings pending or, to the knowledge of Guarantor's Responsible Officers, threatened by or against Guarantor or any of its Subsidiaries or Affiliates, involving more than, individually or in the aggregate, Two Hundred and Fifty Thousand Euro (€250,000) (or its equivalent in any other currency).

4.4	Financial Statements; Financial Condition.

All audited financial statements for Guarantor and any of its Subsidiaries and/or Affiliates delivered to Bank fairly represent Guarantor's (such Subsidiaries/Affiliates) financial condition and Guarantor's results of operations.

All other financial statements consolidated or otherwise for Guarantor and any of its Subsidiaries and/or Affiliates delivered to Bank fairly represent in all material respects Guarantor's (such Subsidiaries/Affiliates) financial condition and Guarantor's results of operations.

There has not been any material deterioration in Guarantor's financial condition (or that of its Subsidiaries/Affiliates) since the date of the most recent financial statements submitted to Bank

4.5	Solvency

The fair saleable value of Guarantor's assets (including goodwill minus disposition costs) exceeds the amount of its liabilities (taking into account its actual and contingent liabilities); Guarantor is not left with unreasonably small capital after the transactions in this Agreement, in particular but without limitation the fair value of Guarantor’s net assets (assets minus existing and deferred liabilities) exceeds Guarantor’s stated share capital; Guarantor is not unable to pay its debts (including trade debts) and has not stopped paying its debts as they fall due; and Guarantor has not suspended (or threatened to suspend) the making of any payment of any of its debts or announced an intention to do so.

4.6	Regulatory Compliance

Guarantor has not breached any laws, ordinances or rules or regulations, the breach of which could reasonably be expected to cause a Material Adverse Change. None of Guarantor's (or

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any of its Subsidiaries/Affiliates) property or assets have been used by Guarantor or, to the best of Guarantor's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Guarantor (and each of its Subsidiaries/Affiliates) has obtained all consents, approvals and authorisations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to be detrimental to Guarantor's business.

4.7	Subsidiaries; Investments

Guarantor does not own any stock, partnership interest or other equity securities except for Permitted Investments.

4.8	Taxation

Guarantor has complied in all material respects with all Taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it and no claims are being asserted against it in respect of Taxes save for assessments in relation to the ordinary course of the business of Guarantor or claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest accounts of Guarantor or information delivered to Bank under this Agreement.

4.9	Full Disclosure

No written representation, warranty or other statement of Guarantor in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognised by Bank that the projections and forecasts provided by Guarantor in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

4.10	No winding-up

Guarantor has not taken any corporate or other action nor has any application been made or have any other steps been taken or legal proceedings been started or (to the best of Guarantor's knowledge and belief having made due and proper enquiry) threatened against Guarantor or any of its Subsidiaries/Affiliates for its winding-up or for the appointment of a trustee, liquidator, receiver, administrative receiver, administrator or similar officer of it or of any or all of its assets.

4.11	Licences

Guarantor is not a party to, nor is bound by, any licence (other than over the counter software that is commercially available to the public) or other agreement with respect to which Guarantor is the licensee that prohibits or otherwise restricts Guarantor from granting a charge in Guarantor's interest in such licence or agreement or any other property, save as disclosed in the Perfection Certificate or, after the date of this Deed, in any Compliance Certificate provided by the Borrower to the Bank prior to any drawdown of Tranche 2. Guarantor shall provide written notice to Bank within ten (10) days of entering or becoming bound by, any such licence or agreement which is reasonably likely to have a material impact on Guarantor's business or financial condition. Guarantor shall take such steps as Bank reasonably requests to obtain the

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consent of, authorisation by or waiver by, any Person whose consent or waiver is necessary for all such licences or contract rights to be deemed Collateral and for Bank to have a charge in it that might otherwise be restricted or prohibited by law or by the terms of any such licence or agreement, whether now existing or entered into in the future.

4.12	Subordinated Debt

All loan amounts due to officers, directors, shareholders and any secured creditors (other than Bank) of Guarantor have been subordinated to the Obligations.

4.13	Definition of "Knowledge."

For purposes of the Loan Documents, whenever a representation or warranty is made to Guarantor's knowledge or awareness, to the "best of" Guarantor's knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

4.14	Provisions of Loan Agreement

The Guarantor is fully familiar with and agrees with all provisions of the Loan Agreement and the other Loan Documents.

4.15	No waiver

No oral or written statement has been made to the Guarantor by or on behalf of the Bank or any other person which could be construed as a waiver of any provisions of this Deed or a statement of intention not to enforce this Deed in accordance with its terms.

4.16	Central Works Council.

No (central) works' council ((centrale) ondernemingsraad) has jurisdiction in respect of any transaction contemplated by any Loan Document.

4.17	Repetition

The representations and warranties set out in this Clause 4 are deemed to be repeated by the Guarantor on each day on which the Borrower makes or is deemed to make any representations and warranties in the Loan Agreement in relation to the then existing circumstances.

5.	Affirmative Covenants

The Guarantor shall do the following:

5.1	Government Compliance.

(a)	Maintain its legal existence and good standing in its jurisdiction of incorporation or formation and maintain qualification in each jurisdiction in which the failure to do so would reasonably be expected to be detrimental to Guarantor's business or operations. Guarantor shall and shall procure that each of its Subsidiaries/Affiliates shall comply with all laws, ordinances and regulations to which it is subject, noncompliance with which could be detrimental to Guarantor's business or operations or would reasonably be expected to cause a Material Adverse Change.

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(b)	Obtain all of the Governmental Approvals (if any) necessary to carry on its business and for the performance by Guarantor of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its present and future property and assets, including the Governmental Approvals for any drug trials carried out by it or on its behalf. Guarantor shall promptly provide copies of any such obtained Governmental Approvals to Bank.

5.2	Financial Statements, Reports, Certificates.

Guarantor shall deliver to Bank:

(a)	Monthly Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each month, a company prepared financial report as mutually agreed between the Parties prior to the date of this Deed covering Guarantor's and each of its Subsidiary's operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the "Monthly Financial Statements");

(b)	Annual Audited Financial Statements. As soon as available, but no later than 180 days after Guarantor's financial year end, audited consolidated financial statements prepared under GAAP, consistently applied, with an unqualified opinion on the financial statements from Guarantor's Auditors;

(c)	Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to Guarantor's security holders or to any holders of Subordinated Debt;

(d)	Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Guarantor or any of its Subsidiaries/Affiliates that could result in damages or costs to Guarantor or any of its Subsidiaries/Affiliates of, individually or in the aggregate, Two Hundred and Fifty Thousand Euro (€250,000) (or its equivalent in any other currency) or more;

(e)	Intellectual Property Notice. Prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any copyright, including any subsequent ownership right of Guarantor in or to any Intellectual Property not previously disclosed in writing to Bank, and/or (iii) Guarantor's knowledge of an event that could reasonably be expected materially and adversely to affect the value of the Intellectual Property;

(f)	Operating Plan. Within 30 days after completion of a fiscal year and also promptly following the same being updated, an operating plan, approved by the board of directors of the Guarantor, to include, without limitation, balance sheet and income statement and to reflect projections on a quarterly or monthly basis for the upcoming financial year;

(g)	Other Information. Budgets, sales projections, and other financial information and any other information requested by Bank (unless disclosure of such information to Bank is prohibited by law); and

(h)	Board Minutes and Agenda. As soon as available but no later than thirty (30) days after the date of any of the Guarantor's board meetings, a copy of the agenda provided for such board meeting and minutes of such meeting.

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5.3	Taxes

Guarantor shall make, and cause each of its Subsidiaries/Affiliates to make, timely payment of all material Taxes or assessments (other than taxes and assessments which Guarantor or a Subsidiary/Affiliate of Guarantor is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

5.4	Insurance

Guarantor shall keep its business and the Collateral insured for risks (including third party liability appropriate to a company undertaking clinical trials) and in amounts as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank in its reasonable discretion as are typical for the industry in the relevant jurisdiction of Guarantor, for companies similar to Guarantor. All non-German property policies shall have a lender's loss payee endorsement showing Bank as first loss payee. All non-German policies (or their respective endorsements) shall provide that the insurer shall give Bank at least twenty (20) days' notice before cancelling its policy. At Bank's request, Guarantor shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy taken out by or otherwise vested in Guarantor shall, at Bank's option, be payable to Bank on account of the Obligations. If Guarantor fails to obtain insurance as required under this Clause 5.4 (Insurance) or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Clause 5.4 (Insurance), and take any action under the policies Bank deems prudent.

5.5	Bank Accounts.

(a)	To permit Bank to monitor Guarantor’s financial performance and condition, Guarantor shall, within 90 (ninety) days of the Effective Date, open and maintain all of Guarantor's UK depository and operating accounts and securities/investment accounts and excess funds (if any) with Bank's UK branch. All of Guarantor's UK depository and operating accounts maintained outside the UK shall be maintained with the banks disclosed to Bank in the Perfection Certificate of the Guarantor or any other bank or financial institution acceptable to Bank.

(b)	Guarantor shall promptly notify Bank, in writing, of any deposit, operating or securities/investment account proposed to be opened by Guarantor with any institution other than Bank or an Affiliate of Bank. In addition, for each such account that Guarantor at any time opens or maintains, Guarantor shall, at Bank’s request and option, pursuant to an agreement in form and substance acceptable to Bank, cause the bank or securities intermediary to agree that such account is the collateral of Bank pursuant to the terms of the Loan Documents, which control agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Guarantor’s employees.

5.6	Protection and Registration of Intellectual Property Rights.

(a)	Guarantor shall: (i) protect, defend and maintain the validity and enforceability of the Intellectual Property; (ii) promptly advise Bank in writing of material infringements of the Intellectual Property; and (iii) not allow any Intellectual Property material to Guarantor's

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business to be abandoned, forfeited or dedicated to the public without Bank's prior written consent.

(b)	Guarantor shall provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted Licence (other than over-the-counter software that is commercially available to the public). Guarantor shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted Licence to be deemed "Collateral" and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted Licence, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a realisation of any Collateral to dispose of such Collateral in accordance with Bank's rights and remedies under this Agreement and the other Loan Documents.

5.7	Studies

Guarantor shall use all commercially reasonable efforts to ensure that all studies and/or clinical trials conducted by it or on its behalf strictly comply with the following as they are applicable in the country/ countries in which the studies and/ or clinical trials are conducted:

(a)	laws and regulations and government guidelines relating to studies/ clinical trials;

(b)	all Government Approvals and good clinical practice;

(c)	ethics committee approval(s);

(d)	the terms of the applicable protocols; and

(e)	any other requirements of the responsible regulatory or competent authorities,

and (if requested by Bank) shall provide reasonable evidence of such compliance (save where provision of such evidence would involve Guarantor contravening the law, in particular, data privacy laws).

5.8	Litigation Cooperation

From the date hereof and continuing until all Obligations have been irrevocably discharged and Bank has no commitment or liability hereunder, make available to Bank, without expense to Bank, Guarantor and its officers, employees and agents and Guarantor's books and records, to the extent that Bank may deem them reasonably necessary to institute or defend any third-party action or proceeding instituted by or against Bank with respect to any Collateral or relating to Guarantor.

5.9	Access to Collateral Books and Records

Allow Bank, or its agents, at reasonable times, on five (5) Business Days' notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Guarantor's Books. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing and shall be carried out at the expense of the Guarantor.

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5.10	Further Assurances

Guarantor shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

6.	Negative Covenants

Guarantor shall not do any of the following without Bank's prior written consent:

6.1	Dispositions

Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers: (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) required to effect of comply with the terms of any Permitted Liens and Permitted Investments; (d) of licences for the use of the property of Guarantor or its Subsidiaries in the ordinary course of business. Guarantor shall not enter into an agreement with any Person other than Bank which restricts the subsequent granting of a security interest in the Intellectual Property.

6.2	Changes in Business, Ownership, Management or Business Locations.

(a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Guarantor or such Subsidiary or reasonably related thereto as at the Effective Date, (b) liquidate or dissolve; or (c) permit or suffer any Change in Control.

Guarantor shall not, without at least ten (10) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty Thousand Euros (€20,000 (or its equivalent in any other currency)) in Guarantor's assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Fifty Thousand Euros (€50,000) (or its equivalent in any other currency) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organisation, registration or incorporation, (3) change its organisational structure or type or; (4) change its legal name. If Guarantor intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Fifty Thousand Euros (€50,000) (or its equivalent in any other currency) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Guarantor intends to deliver the Collateral, then Guarantor will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

6.3	Mergers or Acquisitions

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the share capital or property of another Person. A Subsidiary of the Guarantor may merge or consolidate into another Subsidiary of Guarantor or into Guarantor.

6.4	Indebtedness

Create, incur, assume, or be liable for any Indebtedness, or permit any of its Subsidiaries to do so, other than the Permitted Indebtedness.

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6.5	Encumbrance

Create, incur, allow, or suffer any Lien on any of, the Collateral, or assign or convey any right to receive income, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted by the Security Documents, except as is otherwise permitted in Clause 6.1 (Dispositions) and the definition of "Permitted Liens".

6.6	Distributions; Investments

(a) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, or purchase any of its share capital or give any financial assistance in respect of the purchase of any of its share capital.

6.7	Transactions with Affiliates

Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Guarantor, except for transactions that are in the ordinary course of Guarantor's business, upon fair and reasonable terms that are no less favourable to Guarantor than would be obtained in an arm's length transaction with a non-affiliated Person and transactions permitted pursuant to the terms of Clause 6.1 (Dispositions).

6.8	Subordinated Debt

(a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) without Bank's prior written consent, amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to the Obligations owed to Bank.

6.9	Opening of New Bank Accounts

Guarantor undertakes not to open any new bank accounts that are not the subject of a first priority security interest under the German Security Documents either in Germany or elsewhere unless (i) with the prior written consent of Bank and (ii) under the proviso that Bank will obtain, contemporaneously with the opening of any such account, a first priority security interest over such account in accordance with the requirements of the applicable local laws (in particular Germany) and in each case under terms and conditions acceptable to Bank.

6.10	Joint Ventures

Guarantor shall not enter into any joint venture or partnership, whether with another company, unincorporated firm, undertaking, association or any other entity other than in the ordinary course of business and on arms-length terms or with the prior written consent of the Bank (such consent not to be unreasonably conditioned, withheld or delayed).

7.	Interest

7.1	Interest on unpaid sums

The Guarantor shall on demand pay to the Bank interest on any amount for the time being due from the Guarantor to the Bank under this Deed (both before and after judgement) provided that

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such interest will not be payable if and to the extent that interest is already accruing under a Loan Document and can be claimed under this Deed.

7.2	Calculation and accrual of interest

Interest payable pursuant to Clause 7.1 (Interest on unpaid sums) shall be calculated and accrue in the same way as interest under Clause 2.2(b) (Default Rate) of the Loan Agreement.

8.	Opening of new accounts

If for any reason this Deed ceases to be a continuing security, the Bank may open a new account for the Borrower. If the Bank does not open a new account, it shall nevertheless be treated as if it had done so at the time this Deed ceased to be a continuing security. As from that time all payments made to the Bank will be credited or treated as having been credited to the new account and will not operate to reduce the obligations of the Guarantor under this Deed.

9.	No discharge of Guarantor

9.1	Principal debtor

The liability of the Guarantor under this Deed shall be that of a principal and independent debtor. The Guarantor shall not have any of the rights or defences of a surety in relation to its obligations or liabilities under this Deed.

9.2	Waiver of defences

Without limiting Clause 9.1 (Principal debtor) the obligations and liabilities of the Guarantor under this Deed will not be affected by an act, omission, matter or thing which, but for this Clause 9, would reduce, release or prejudice any of its obligations and liabilities under this Deed (without limitation and whether or not known to it or the Bank) including:

(a)	any time, waiver or consent granted to, or composition with, the Borrower or any other Obligor or other person;

(b)	the release of the Borrower or any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower, any other Obligor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Loan Document or any other document or security including, but not limited to, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Loan Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security; or

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(g)	any Insolvency or similar proceedings.

9.3	Foreign law waiver

The Guarantor further waives all the rights, remedies, defences or exceptions which are or may be given to the Guarantor under Dutch law.

10.	Guarantor intent

Without prejudice to the generality of Clause 9 (No discharge of Guarantor) the Guarantor expressly confirms that it intends that this Deed shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any Loan Document and/or any facility or amount made available under any Loan Document for the purposes of or in connection with any of the following: business or asset acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

11.	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Borrower or any other person or any security for those obligations or otherwise) is made by the Bank in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored in Insolvency or otherwise, without limitation, then the liability of the Guarantor under this Deed will continue or be reinstated as if the discharge, release or arrangement had not occurred.

12.	Deferral of Guarantor's Rights

12.1	Restriction on rights or claims

Until all amounts which may be or become payable by the Borrower under the Loan Documents have been irrevocably paid or discharged in full, the Guarantor will not, unless the Bank otherwise directs, exercise any rights which it may have by reason of performance by it of its obligations under this Deed or by reason of any amount being payable, or liability arising, under this Deed:

(a)	to be indemnified by the Borrower or any other person;

(b)	to claim any contribution from any other guarantor of any of the Borrower's obligations and liabilities under the Loan Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Bank under any Loan Document or of any other security or guarantee or indemnity at any time taken pursuant to, or in connection with, the Loan Documents by the Bank;

(d)	to bring legal or other proceedings for an order requiring the Borrower or any other person to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under this Deed;

(e)	to exercise any right of set-off against the Borrower or any other person; and/or

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(f)	to claim or prove as a creditor of the Borrower or any other person in competition with the Bank.

12.2	Turnover

If the Guarantor receives any benefit, payment or distribution in relation to the rights mentioned in Clause 12.1 (Restriction on rights or claims) it shall hold that benefit, payment or distribution to the extent necessary to enable the Borrower's obligations and liabilities under the Loan Documents to be repaid in full on trust for the Bank and shall promptly pay or transfer the same to the Bank for application in or towards discharge of the obligations and liabilities of the Guarantor under this Deed.

13.	Suspense account

The Bank may at any time place and keep to the credit of a separate interest bearing suspense account any monies received under this Deed for so long and in such manner as the Bank may determine without any obligation to apply such monies or any part of them in or towards the discharge of the Borrower's obligations and liabilities under the Loan Documents. In the event of any proceedings in or analogous to Insolvency of or concerning the Borrower, the Bank may notwithstanding any payment made under this Deed prove for a claim and agree to accept any dividend or composition in respect of the whole or any part of the Borrower's obligations and liabilities under the Loan Documents as if this Deed had not been given.

14.	Other means of payment

The Bank may (irrespective of any law or any provision of any Loan Document to the contrary) make a demand under this Deed:

(a)	before making any demand on the Borrower or the Borrower's estate or any other person or enforcing any other guarantee or security for the Borrower's obligations and liabilities under the Loan Documents; and

(b)	for the payment of the ultimate balance after resorting to other means of payment, or for the balance due at any time notwithstanding that the Bank has not resorted to other means of payment (in which case the Guarantor shall not be entitled to any benefit from such other means of payment so long as the Borrower's obligations and liabilities under the Loan Documents remain outstanding).

15.	Expenses

15.1	Costs

The Guarantor shall pay to the Bank on demand all costs and expenses (including, but not limited to, legal fees) from time to time paid or incurred by the Bank in connection with perfecting, preserving, defending or enforcing this Deed or in exercising any right or power under or in connection with this Deed, and shall indemnify the Bank against all such costs and expenses.

15.2	Stamp duty

The Guarantor shall pay on demand all stamp, documentary, registration and other similar duties and taxes, if any, to which this Deed may be subject or give rise and shall indemnify the Bank against any and all liability with respect to or resulting from any delay or failure by the Guarantor in making such payment.

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15.3	Value Added Tax

Where this Deed requires the Guarantor to reimburse the Bank for any costs or expenses the Guarantor shall at the same time pay and indemnify the Bank against all Value Added Tax (or any tax of a similar nature) incurred by the Bank in respect of the costs and expenses to the extent that the Bank determines that it is not entitled to credit or repayment of the Value Added Tax (or other tax of a similar nature).

15.4	Currency

Each payment by the Guarantor in respect of costs, expenses or Tax shall be made in the currency in which the costs, expenses or Tax are incurred.

16.	Tax gross-up

16.1	Payments without Tax Deduction

The Guarantor shall make all payments to be made by it under this Deed without any deduction or withholding for or on account of Tax (a "Tax Deduction") unless a Tax Deduction is required by law.

16.2	Notification of Tax Deduction

The Guarantor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Bank accordingly.

16.3	Gross-up of payments

If a Tax Deduction is required by law to be made by the Guarantor, the amount of the payment due from the Guarantor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

16.4	Payment in connection with Tax Deduction

If the Guarantor is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

16.5	Evidence of payment

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Guarantor shall deliver to the Bank evidence satisfactory to the Bank that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

17.	Miscellaneous

17.1	Additional security

This Deed is in addition to and is not in any way prejudiced by any bill, note, guarantee or security now or subsequently held by the Bank for any of the Borrower's obligations and liabilities under the Loan Documents.

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17.2	No set-off by Guarantor

All payments made by the Guarantor to the Bank under this Deed shall (save insofar as required by law to the contrary) be paid in full without set-off or counterclaim.

17.3	Set-off

The Bank may set off any matured obligation owed by the Guarantor to the Bank against any obligation (whether or not matured) owed by the Bank to the Guarantor regardless of the place of payment, or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange for the purpose of the set-off in an amount estimated by it in good faith to be the amount of that obligation.

17.4	Remedies and waivers

No delay or omission of the Bank in exercising any right or remedy under this Deed or otherwise available to it at law shall impair such right or remedy, or be construed as a waiver of such right or remedy nor shall any single or partial exercise of any such right or remedy preclude its further exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law and may be waived only in writing and specifically.

17.5	Severability

Any provision of this Deed which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Deed or affecting the validity or enforceability of such provision in any other jurisdiction.

17.6	Certificates and determinations

A certificate or determination by the Bank of the amount of the Borrower's obligations and liabilities outstanding under the Loan Documents at any time or of any other amount payable by the Guarantor under this Deed is, in the absence of manifest error, conclusive evidence for all purposes of this Deed as against the Guarantor.

17.7	Deed the property of the Bank

This Deed is and will at all times remain the property of the Bank.

17.8	Loan Agreement provisions binding

The Guarantor shall be bound by all provisions of the Loan Agreement which are expressed to be applicable to the Obligors in the same way as if they were expressly incorporated and set out in this Deed with appropriate and necessary modifications.

17.9	Currency indemnity

(a)	The Guarantor's liability under this Deed is to pay to the Bank the full amount of the Borrower's obligations and liabilities under the Loan Documents in the currency in which they are for the time being denominated. If, for any reason, any payment due from the Guarantor under or in connection with this Deed is made or is satisfied in a currency (the "Other Currency") other than the currency in which the relevant payment is due (the "Contractual Currency"), then to the extent that the payment (when

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converted into the Contractual Currency at the rate of exchange on the date of payment or, in the case of the Insolvency of the Guarantor, at the rate of exchange on the latest date permitted by applicable law for the determination of liabilities in such Insolvency) actually received by the Bank falls short of the amount expressed to be due under the terms of this Deed, the Guarantor shall, as a separate and independent obligation, indemnify the Bank and hold the Bank harmless against the amount of such shortfall.

(b)	For the purpose of this Clause "rate of exchange" means the rate at which the Bank is able on the relevant date to purchase the Contractual Currency with the Other Currency and shall take into account any premium and other costs of exchange.

18.	Benefit of this Deed

18.1	Assignment by the Bank

The Bank may assign or transfer all or any part of its rights under this Deed in accordance with Clause 12.1 (Successors and Assigns) of the Loan Agreement. The Guarantor shall enter into any documents specified by the Bank to be necessary to give effect to such assignment or transfer.

18.2	No assignment by the Guarantor

The Guarantor may not assign or transfer all or any part of its rights and/or obligations under this Deed.

18.3	Disclosure of information

The Bank may disclose such information about the Guarantor as the Bank thinks fit to a potential assignee or transferee of all or any part of its rights under this Deed, or to any person who may otherwise enter into contractual relations with the Bank in relation to any of the Borrower's obligations and liabilities under the Loan Documents, or to any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, or to any person in connection with the protection or enforcement of the Bank's rights under this Deed.

19.	Notices

19.1	Address

The Guarantor's address and email address for any notice, demand or other communication under or in connection with this Deed are:

Address: Affimed N.V.

Im Neuenheimer Feld 582
69120 Heidelberg
Germany

Attn: Dr Florian Fischer

Email: F.Fischer@affimed.com

or any substitute address or email address as the Guarantor may notify to the Bank by not less than five days written notice. Any such notice, demand or other communication shall also be

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effective if sent to the Guarantor's registered office or the address or email address of the Guarantor last known to the Bank.

19.2	Method and receipt

The provisions of Clause 10 (Notices) of the Loan Agreement shall apply to this Deed as if they were expressly incorporated and set out in this Deed with appropriate and necessary modifications.

19.3	English language

Any notice given under or in connection with this Deed must be in English.

20.	Governing law and jurisdiction

20.1	Governing law

This Deed and any non-contractual obligation arising out of or in connection with it are governed by English law.

20.2	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute (a "Dispute") arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed).

(b)	It is agreed that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

(c)	This Clause 20.2 is for the benefit of the Bank only. As a result, the Bank shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

20.3	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:

(a)	irrevocably appoints Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX, attention: Kristy Buchan, Senior Service of Process Officer as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed; and

(b)	agrees that failure by a process agent to notify the Guarantor of the process will not invalidate the proceedings concerned.

EXECUTED as a Deed and delivered on the date stated at the beginning of this document.

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EXECUTED as a DEED on behalf of AFFIMED N.V. a company incorporated in The Netherlands, by Florian Fischer and Jörg Windisch, being persons who, in accordance with the laws of that territory, are acting under the authority of the company:

/s/ Florian Fischer         Authorised signatory

/s/ Jörg Windisch        Authorised signatory

EXECUTED as a DEED on behalf of SILICON VALLEY BANK a California corporation, by Nooman Haque, being a person who, in accordance with the laws of that territory, is acting under the authority of the corporation:

/s/ Nooman Haque         Authorised signatory